LivePerson Announces Third Quarter 2022 Financial Results

-- Revenue of $129.6 million, up 9.5% year over year --

-- Adjusted EBITDA above the top end of guidance --

-- Raising Full Year Revenue Guidance to $517 million - $521 million --

NEW YORK, November 7, 2022, -- LivePerson, Inc. (NASDAQ: LPSN) (“LivePerson” or the “Company”), a global leader in conversational AI, today announced financial results for the third quarter ended September 30, 2022.

Third Quarter Highlights

Total revenue was $129.6 million for the third quarter of 2022, an increase of 9.5% as compared to the same period last year. Within total revenue, business operations revenue for the third quarter of 2022 increased 10% from the comparable prior-year period to $120.1 million, and revenue from consumer operations increased 4% from the comparable prior-year period to $9.5 million.

LivePerson signed 7 seven-figure deals and 86 deals in total for the third quarter, consisting of 29 new and 57 existing customer contracts. While the aggregate number of new logo deals is down year over year, the number of Enterprise new logos is up 14% year over year and the aggregate dollar bookings on new logos is up 20% year over year. Trailing-twelve-months average revenue per enterprise and mid-market customer increased 18% for the third quarter to $675,000, up from approximately $570,000 for the comparable prior-year period.

“Throughout fiscal year 2022, LivePerson has been focused on three key actions to optimize profitable revenue growth: growing new logos, expanding existing accounts, and advancing strategic partnerships by opening our AI to other platforms and strengthening it to drive enhanced value to customers" said founder and CEO Robert LoCascio. “This is evidenced by the execution we delivered in Q3 with upsells and renewals. We are seeing good traction with brands moving us into the mission-critical, Tier 1 group of providers, which we continue to see play out as some of our largest brands re-up with us and commit to longer terms and larger volumes.”

“Consistent with the profitable growth plan we’ve been executing on throughout the year, we continued to optimize our cost structure in the third quarter. We’re making durable changes to our operating model that we anticipate will position us to generate double-digit adjusted EBITDA margins and positive free cash flow in 2023,” said CFO John Collins. “Over the medium to long term, we expect these cost reductions, coupled with the emphasis on scalable, high-margin revenue sources, to better align sales and marketing, research and development, and general and administrative expenses with best-in-class industry benchmarks.”

Customer Expansion

During the third quarter, the Company signed 7 seven-figure deals out of 86 total deals for the quarter with new customers, including:
•An alternative lending provider operating across North America;
•The UK’s largest auto insurance provider with over 14 million members; and
•A large provider of public healthcare programs including Medicaid, Medicare, and Marketplace.
The Company also expanded business with:
•A Fortune 500 fast-casual dining chain;
•A large online marketplace for resale luxury goods;
•A Fortune 100 US-based insurance company; and
•One of the largest Fortune 20 healthcare payors in the U.S.

Net Loss and Adjusted Operating (Loss) Income

Net loss for the third quarter of 2022 was $43.2 million or $0.56 per share, as compared to a net loss of $32.8 million or $0.47 per share for the third quarter of 2021. Adjusted operating income, a non-GAAP financial metric, for the third quarter of 2022 was $2.0 million, as compared to an immaterial adjusted operating loss for the third quarter of 2021. Adjusted operating (loss) income excludes amortization of purchased intangibles and finance leases, stock-based compensation, other litigation and consulting costs, restructuring costs, contingent earn-out adjustments, acquisition costs, interest income (expense), and other expense (income).

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, for the third quarter of 2022 was $9.1 million as compared to $6.9 million for the third quarter of 2021. Adjusted EBITDA excludes amortization of purchased intangibles and finance leases, stock-based compensation, depreciation, other litigation and consulting costs, restructuring costs, contingent earn-out adjustments, provision for income taxes, acquisition costs, interest income (expense), and other expense (income).

A reconciliation of non-GAAP financial measures to GAAP measures has been provided in the financial tables included in this press release. An explanation of the non-GAAP financial measures and how they are calculated is included below under the heading “Non-GAAP Financial Measures.”

Cash and Cash Equivalents

The Company’s cash balance was $393.3 million at September 30, 2022, as compared to $521.8 million at December 31, 2021.

Financial Expectations

The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, and actual results may vary materially from these forward-looking measures. The Company does not present a quantitative reconciliation of the forward-looking non-GAAP financial measures, adjusted EBITDA, adjusted EBITDA margin, and non-GAAP gross margin to the most directly comparable GAAP financial measures (or otherwise present such forward-looking GAAP measures) because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting, within a reasonable range, the occurrence and financial impact of and the periods in which such items may be recognized. In particular, these non-GAAP financial measures exclude certain items, including amortization of purchased intangibles, stock-based compensation, depreciation, other litigation and consulting costs, restructuring costs, contingent earn-out adjustments, benefit from income taxes, interest income (expense), and other expense (income), which depend on future events that the Company is unable to predict. Depending on the size of these items, they could have a significant impact on the Company’s GAAP financial results.

As for guidance, we expect continued strong performance by WildHealth and elevated professional services in the fourth quarter. Considering those expectations, coupled with more upsells and early renewals in the third quarter than previously expected, we are raising revenue guidance for the full year. We now expect revenue in a range of $517 million to $521 million, or 10% to 11% year over year growth, an improvement to the midpoint of approximately $6 million. For full year adjusted EBITDA, due to our current expectation for potential revenue upside and additional P&L optimizations, we are reaffirming our previous guidance range of $1 million to $10 million.

The implication for fourth quarter revenue is a range of $124.5 million to $128.7 million, or approximately 1% to 4% year over year. As for adjusted EBITDA in the fourth quarter, we expect a range of $14.9 million to $24.0 million, or 12% to 19% margin relative to the midpoint of revenue guidance. We are expecting non-GAAP gross margins to be in the range of 72% to 74%.

Fourth Quarter 2022

Guidance
Revenue (in millions)	$124.5 - $128.7
Revenue growth (year-over-year)	1% - 4%
Adjusted EBITDA (in millions)	$14.9 - $24.0
Adjusted EBITDA margin (%)	12% - 19%

Full Year 2022

	Updated Guidance	Previous Guidance
Revenue (in millions)	$517 - $521	$507.1 - $518.3
Revenue growth (year-over-year)	10.0% - 11.0%	8.0% - 10.4%
Adjusted EBITDA (in millions)	$1.0 - $10.0	$1.0 - $10.0
Adjusted EBITDA margin (%)	0.0% - 2.0%	0.0% - 2.0%

The Company is maintaining guidance of non-GAAP gross margin of 72% - 74% for the full year 2022 and the fourth quarter of 2022.

Stock-Based Compensation
Included in the accompanying financial results are expenses related to stock-based compensation, as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(In thousands)
Cost of revenue	$2,905	$1,337	$9,156	$4,618
Sales and marketing	6,021	4,228	18,612	11,383
General and administrative	12,034	4,103	35,703	9,863
Product development	10,980	8,601	36,852	22,103
Total	$31,940	$18,269	$100,323	$47,967

Amortization of Purchased Intangibles and Finance Leases
Included in the accompanying financial results are expenses related to the amortization of purchased intangibles and finance leases, as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(In thousands)
Cost of revenue	$4,811	$1,343	$13,788	$3,702
Amortization of purchased intangibles	920	488	2,742	1,237
Total	$5,731	$1,831	$16,530	$4,939

Supplemental Third Quarter 2022 Presentation
LivePerson will post a presentation providing supplemental information for the third quarter 2022 on the investor relations section of the Company’s web site at www.ir.liveperson.com.

Earnings Teleconference Information
The Company will discuss its third quarter of 2022 financial results during a teleconference today, November 7, 2022. To participate via telephone, callers should dial in five to ten minutes prior to the 5:00 p.m. Eastern start time; domestic callers (U.S. and Canada) should dial 1-877-407-0784, while international callers should dial 1-201-689-8560, and both should reference the conference ID “13733773.”
The conference call will also be simulcast live on the Internet and can be accessed by logging onto the investor relations section of the Company’s web site at www.ir.liveperson.com.
If you are unable to participate in the live call, the teleconference will be available for replay approximately two hours after the call. To access the replay, please call 1-844-512-2921 (U.S. and Canada) or 1-412-317-6671 (international). Please reference the conference ID “13733773.” A replay will also be available on the investor relations section of the Company’s web site at www.ir.liveperson.com.

About LivePerson
LivePerson (NASDAQ: LPSN) is a global leader in customer engagement solutions. We create AI-powered digital experiences that feel Curiously Human. Our customers — including leading brands like HSBC, Orange, and GM Financial — have conversations with millions of consumers as personally as they would with one. Our Conversational Cloud platform powers nearly a billion conversational interactions every month, providing a uniquely rich data set to build connections that reduce costs, increase revenue, and are anything but artificial. Fast Company named us the #1 Most Innovative AI Company in the world. To talk with us or our Conversational AI, please visit liveperson.com.
Non-GAAP Financial Measures
Investors are cautioned that the following financial measures used in this press release are “non-GAAP financial measures”: (i) adjusted EBITDA, or earnings/(loss) before (benefit from) income taxes, interest income (expense), other expense (income), depreciation, amortization, stock-based compensation, restructuring costs, acquisition costs and other costs; (ii) adjusted EBITDA margin, or earnings/(loss) before (benefit from) income taxes, interest income (expense), other expense (income), depreciation, amortization, stock-based compensation, restructuring costs, acquisition costs and other costs divided by revenue; (iii) adjusted operating (loss) income, or operating income (loss) excluding amortization, stock-based compensation, restructuring costs, acquisition costs, deferred tax asset valuation allowance, and other costs; (iv) free cash flow, or net cash provided by operating activities less purchases of property and equipment, including capitalized software; and (v) non‑GAAP gross profit and non‑GAAP gross margin, or GAAP gross profit and GAAP gross margin, respectively, adjusted to exclude, as applicable, certain expenses as presented the Reconciliation of Adjusted EBITDA.

Non-GAAP financial information should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present non-GAAP financial information because we believe that it is helpful to some investors as one measure of our operations.

Forward-Looking Statements
Statements in this press release and on our earnings call regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements, including but not limited to financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter and year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change. Although these expectations may change, we are under no obligation to inform you if they do. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: major public health issues, and specifically the pandemic caused by the spread of COVID-19, and their effects on the U.S. and global markets; our ability to retain key personnel, attract new personnel and to manage staff attrition; strain on our personnel resources and infrastructure from supporting our existing and growing customer base; the ability to successfully integrate past or potential future acquisitions; our ability to secure additional financing to execute our business strategy; delays in our implementation cycles; payment-related risks; potential fluctuations in our quarterly revenue and operating results; limitations on the effectiveness of our controls; non-payment or late payment of amounts due to us from a significant number of customers; volatility in the capital markets; recognition of revenue from subscriptions; customer retention and engagement; the migration of existing customers to our new platform; our ability to attract new customers and new consumer users of our consumer services; our ability to develop and maintain successful relationships with social media and other third-party consumer messaging platforms and endpoints; the highly competitive markets in which we operate; general economic conditions; privacy concerns relating to the Internet that could result in new legislation or negative public perception; new regulatory or other legal requirements that could materially impact our business; governmental export controls and economic sanctions; industry-specific regulation and unfavorable industry-specific laws, regulations or interpretive positions; future regulation of the Internet or mobile devices; greater than anticipated income, non-income and transactional tax liabilities; failures or security breaches in our services, those of our third party providers, or in the websites of our customers; regulation or possible misappropriation of personal information belonging to our customers’ Internet users; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; our dependence on the continued viability of the Internet; our ability to protect our intellectual property rights or potential infringement of the intellectual property rights of third parties; the use of AI in our product offerings; the presence of, and difficulty in correcting, errors, failures or “bugs” in our products; our ability to license necessary third party software for use in our products and services, and our ability to successfully integrate third party software; potential adverse impact due to foreign currency and cryptocurrency exchange rate fluctuations; additional regulatory requirements, tax liabilities, currency exchange rate fluctuations and other risks as we expand internationally, as we expand into new offerings including AI-assisted healthcare and/or as we expand into direct-to-consumer services; risks related to our operations in Israel and Ukraine, and the civil and political unrest and potential for armed conflict in those regions; potential failure to meeting service level commitments to certain customers; legal liability and/or negative publicity for the services provided to consumers via our technology platforms; technological or other defects that could disrupt or negatively impact our services; our ability to maintain our reputation; our lengthy sales cycles; changes in accounting principles generally accepted in the United States; natural catastrophic events and interruption to our business by man-made problems; potential limitations on our ability to use net operating losses to offset future taxable income; risks related to our common stock being traded on more than one securities exchange; and other factors described in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the Company’s reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important factors that could cause actual results to differ from those discussed in forward-looking statements.

LivePerson, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$129,561	$118,327	$392,323	$345,823
Costs and expenses:
Cost of revenue	43,681	38,795	138,297	112,377
Sales and marketing	49,448	40,852	167,563	116,427
General and administrative	32,171	17,193	92,152	47,784
Product development	44,744	41,734	156,568	112,715
Restructuring costs	7,111	44	17,949	3,269
Amortization of purchased intangibles	920	488	2,742	1,237
Total costs and expenses	178,075	139,106	575,271	393,809
Loss from operations	(48,514)	(20,779)	(182,948)	(47,986)
Other income (expense), net:
Interest income (expense), net	401	(9,442)	(1,713)	(27,852)
Other income (expense), net	5,114	(48)	1,908	3,002
Total other income (expense), net	5,515	(9,490)	195	(24,850)
Loss before provision for income taxes	(42,999)	(30,269)	(182,753)	(72,836)
Provision for income taxes	249	2,538	1,270	2,285
Net loss	$(43,248)	$(32,807)	$(184,023)	$(75,121)

Net loss per share of common stock:
Basic	$(0.56)	$(0.47)	$(2.39)	$(1.09)
Diluted	$(0.56)	$(0.47)	$(2.39)	$(1.09)

Weighted-average shares used to compute net loss per share:
Basic	77,784,346	69,798,839	76,969,629	68,926,203
Diluted	77,784,346	69,798,839	76,969,629	68,926,203

LivePerson, Inc.
Condensed Consolidated Statements of Cash Flows
(In Thousands)
Unaudited

	Nine Months Ended
	September 30,
	2022	2021
OPERATING ACTIVITIES:
Net loss	$(184,023)	$(75,121)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation expense	100,323	47,967
Depreciation	21,414	20,471
Amortization of purchased intangibles and finance leases	16,530	4,939
Amortization of debt issuance costs	2,831	1,858
Accretion of debt discount on convertible senior notes	—	24,770
Allowance for credit losses	4,669	2,431
Changes in fair value of contingent consideration	(8,568)	—
Gain on settlement of leases	—	(3,483)
Deferred income taxes	770	(1,129)
Changes in operating assets and liabilities:
Accounts receivable	(13,856)	(5,827)
Prepaid expenses and other current assets	(13,519)	(10,269)
Contract acquisition costs noncurrent	(2,842)	(4,765)
Other assets	(123)	741
Accounts payable	(4,229)	(354)
Accrued expenses and other current liabilities	(12,234)	22,176
Deferred revenue	7,450	14,925
Operating lease liabilities	(2,148)	(4,018)
Other liabilities	8,084	330
Net cash (used in) provided by operating activities	(79,471)	35,642

INVESTING ACTIVITIES:
Purchases of property and equipment, including capitalized software	(35,212)	(33,821)
Investment in joint venture	(3,993)	—
Payments for acquisition, net of cash acquired	(3,458)	(23,014)
Repayment of debt acquired in acquisition	—	(1,955)
Payments for intangible assets	(1,394)	(1,931)
Net cash used in investing activities	(44,057)	(60,721)

FINANCING ACTIVITIES:
Principal payments for financing leases	(2,785)	(2,604)
Proceeds from issuance of common stock in connection with the exercise of options and ESPP	1,238	13,127
Payments on conversion of convertible senior notes	—	(2)
Net cash (used in) provided by financing activities	(1,547)	10,521
Effect of foreign exchange rate changes on cash and cash equivalents	(4,713)	(5,072)
Net decrease in cash, cash equivalents, and restricted cash	(129,788)	(19,630)
Cash, cash equivalents, and restricted cash - beginning of year	523,532	654,152
Cash, cash equivalents, and restricted cash - end of period	$393,744	$634,522

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022		2021
Reconciliation of Adjusted EBITDA:
GAAP net loss	$(43,248)	$(32,807)	$(184,023)		$(75,121)
Add/(less):
Amortization of purchased intangibles and finance leases	5,731	1,831	16,530		4,939
Stock-based compensation	31,940	18,269	100,323		47,967
Contingent earn-out adjustments	(8,568)	—	(8,568)		132
Restructuring costs (1)	7,111	44	20,016		3,269
Depreciation	7,063	6,893	21,414		20,471
Other litigation and consulting costs (2)	4,772	602	10,576		4,784
Provision for income taxes	249	2,538	1,270		2,285
Acquisition costs	1,002	—	3,124		—
Interest (income) expense, net	(401)	9,442	1,713		27,852
Other expense (income), net (3)	3,454	48	6,660		(3,002)
Adjusted EBITDA (loss)	$9,105	$6,860	$(10,965)	(4)	$33,576

Reconciliation of Adjusted Operating Income (Loss):
Loss before provision for income taxes:	$(42,999)	$(30,269)	$(182,753)		$(72,836)
Add/(less):
Amortization of purchased intangibles and finance leases	5,731	1,831	16,530		4,939
Stock-based compensation	31,940	18,269	100,323		47,967
Restructuring costs (1)	7,111	44	20,016		3,269
Other litigation and consulting costs (2)	4,772	602	10,576		4,784
Contingent earn-out adjustments	(8,568)	—	(8,568)		132
Acquisition costs	1,002	—	3,124		—
Interest (income) expense, net	(401)	9,442	1,713		27,852
Other expense (income), net (3)	3,454	48	6,660		(3,002)
Adjusted operating income (loss)	$2,042	$(33)	$(32,379)	(5)	$13,105
——————————————
(1)Includes severance costs and other compensation related costs of $7.1 million for the three months ended September 30, 2022. Includes severance costs and other compensation related costs of $17.6 million and lease restructuring costs of $0.3 million for the nine months ended September 30, 2022, along with $2.1 million of costs related to the cost realignment initiatives and not previously included in adjusted EBITDA (loss) or adjusted operating income (loss) for the periods ended March 31, 2022 and June 30, 2022. Includes lease restructuring costs of $0.6 million and severance costs and other compensation related costs of $2.7 million for the nine months ended September 30, 2021.
(2)Includes consulting costs of $0.3 million, litigation costs of $3.3 million and accrued expenses and fees of $1.2 million for the three months ended September 30, 2022. Includes litigation costs of $0.4 million, consulting costs of $0.7 million, and a reversal of the reserve for sales and use tax liability of $0.5 million for the three months ended September 30, 2021. Includes litigation costs of $6.4 million, employee benefit costs of $1.8 million, consulting costs of $1.0 million, and an increase to the reserve for sales and use tax liability of $0.3 million for the nine months ended September 30, 2022, along with $1.0 million of additional litigation costs not previously included in adjusted EBITDA (loss) or adjusted operating income (loss) for the periods ended March 31, 2022 and June 30, 2022. Includes litigation costs of $3.2 million, employee benefit costs of $0.6 million, consulting costs of $1.3 million and an increase to the reserve for sales and use tax liability of $0.3 million, for the nine months ended September 30, 2021. The treatment of litigation costs in the table above is now consistent with treatment of litigation costs in periods prior to 2022.
(3)Includes $0.2 million of other income related to the settlement of leases, offset by $2.5 million of costs related to elimination entries for our Equity Method Investment, for the three and nine months ended September 30, 2022. The remaining amount of other expense (income) for the three and nine months ended September 30, 2022 is attributable to currency rate fluctuations. Includes $0.2 million and $3.5 million of other income related to the settlement of leases for the three and nine months ended September 30, 2021, respectively. The remaining amount of other expense (income) for the three and nine months ended September 30, 2021 is attributable to currency rate fluctuations.
(4)If the items identified in footnotes 1 and 2 as not previously included in adjusted EBITDA for the periods ended March 31, 2022 and June 30, 2022 had been included in adjusted EBITDA for those periods, adjusted EBITDA losses would have been $15.2 million and $20.1 million for the three months ended March 31, 2022 and the six months ended June 30, 2022, respectively.
(5)If the items identified in footnotes 1 and 2 as not previously included in adjusted operating income (loss) for the periods ended March 31, 2022 and June 30, 2022 had been included in adjusted operating income (loss) for those periods, adjusted operating losses would have been $22.4 million and $34.4 million for the three months ended March 31, 2022 and the six months ended June 30, 2022, respectively.

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP - continued
(In Thousands)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Calculation of Free Cash Flow:
Net cash (used in) provided by operating activities	$(15,104)	$5,028	$(79,471)	$35,642
Purchases of property and equipment, including capitalized software	(10,015)	(10,649)	(35,212)	(33,821)
Total free cash flow	$(25,119)	$(5,621)	$(114,683)	$1,821

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
Unaudited

	September 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$393,330	$521,846
Accounts receivable, net	100,741	93,804
Prepaid expenses and other current assets	31,919	20,626
Total current assets	525,990	636,276

Operating lease right of use assets	2,270	1,977
Property and equipment, net	135,830	124,726
Contract acquisition costs	39,903	40,675
Intangibles, net	81,457	85,554
Goodwill	300,578	291,215
Deferred tax assets	4,570	5,034
Investment in joint venture	3,993	—
Other assets	2,487	1,199
Total assets	$1,097,078	$1,186,656

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,975	$16,942
Accrued expenses and other current liabilities	118,421	104,297
Deferred revenue	103,219	98,808
Operating lease liability	3,221	3,380
Total current liabilities	236,836	223,427

Deferred revenue, net of current portion	287	54
Convertible senior notes, net	736,475	574,238
Operating lease liability, net of current portion	698	2,733
Deferred tax liability	2,355	2,049
Other liabilities	30,916	34,718
Total liabilities	1,007,567	837,219
Total stockholders’ equity	89,511	349,437
Total liabilities and stockholders’ equity	$1,097,078	$1,186,656

Investor Relations contact

ir-lp@liveperson.com
212-609-4214